Exhibit 99.1

RESIGNATION OF OFFICER

May 3, 2019

Boards of Directors

Salon Media Group, Inc.

To whom it may concern:

I tender my resignation as Chief Executive Officer of Salon Media Group, Inc.

My resignation is not because of any disagreements with Salon Media Group, Inc. on matters relating to its operations, policies and practices.

Thank you in advance for your prompt attention to this matter.

Sincerely yours, /s/ Jordan Hoffner Jordan Hoffner